                                                                     EXHIBIT 4.3
                 [FORM OF FACE OF INITIAL SENIOR DISCOUNT NOTE]

                                                                    No. Up to: $

                      9 1/4% Senior Discount Note due 2009

                                                                CUSIP No. ______

Bresnan Communications Group LLC, a Delaware limited liability company (the "Company"), and Bresnan Capital Corporation, a Delaware corporation ("BCC"), promise to pay to Cede & Co., or registered assigns, the principal amount at maturity sum as set forth on the Schedule of Increases or Decreases annexed hereto on February 1, 2009.

                  Interest Payment Dates: February 1 and August 1.

                  Record Dates:  January 15 and July 15.

                  Additional provisions of this Senior Discount Note are set forth on the other side of this Senior Discount Note.


                  IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.


                                          BRESNAN COMMUNICATIONS GROUP LLC,

                                          by     Bresnan Communications Company
                                                 Limited Partnership, its sole
                                                 member

                                          by     BCI (USA) L.L.C., managing
                                                 general partner

                                          by     Bresnan Communications, Inc.,
                                                 managing member

                                          by
                                                ______________________________

                                                Name:
                                                Title:


                                          by
                                                ______________________________

                                                Name:
                                                Title:



                                          BRESNAN CAPITAL CORPORATION,

                                          by
                                                ______________________________

                                                Name:
                                                Title:


                                          by
                                                ______________________________

                                                Name:

                                                Title:


[CORPORATE SEAL]


TRUSTEE'S CERTIFICATE OF
         AUTHENTICATION

Dated:

STATE STREET BANK AND
TRUST COMPANY,

         as Trustee, certifies
         that this is one of
         the Securities referred
         to in the Indenture.


by:_________________________
         Authorized Signatory

             [FORM OF REVERSE SIDE OF INITIAL SENIOR DISCOUNT NOTE]

                      9 1/4% Senior Discount Note due 2009


1.  Interest

                  (a) Bresnan Communications Group LLC, a Delaware limited liability company (such limited liability company, and its successors and assigns under the Indenture hereinafter referred to, being herein called the "Company"), and Bresnan Capital Corporation, a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called "BCC") promise to, after February 1, 2004, pay interest on the principal amount at maturity of this Senior Discount Note at the rate per annum shown above. The Senior Discount Notes will not accrue cash interest on or prior to February 1, 2004, unless the Company and BCC elect, upon not less than 60 days prior notice, to commence the accrual of cash interest on or after February 1, 2002, in which case the outstanding principal amount at maturity of each Senior Discount Note will on such commencement date be reduced to the Accreted Value of such Senior Discount Note as of such date and cash interest shall be payable with respect to such Senior Discount Note on each February 1 and August 1 thereafter. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Company and BCC shall pay interest on overdue Accreted Value at the rate borne by the Senior Discount Notes plus 1% per annum, and it shall pay interest on overdue installments of interest at the rate borne by the Senior Discount Notes to the extent lawful.

                  (b) Special Interest. The holder of this Senior Discount Note is entitled to the benefits of a Registration Agreement, dated as of January 25, 1999, among the Company, BCC and the Initial Purchasers named therein (the "Registration Agreement"). Capitalized terms used in this paragraph (b) but not defined herein have the meanings assigned to them in the Registration Agreement. In the event that (i) the Exchange Offer Registration Statement has not been filed with the Commission on or prior to the 120th day following the date of the original issuance of the Senior Discount Notes or the Shelf Registration Statement is not filed on or prior to the 60th day following the date on which an obligation to file a Shelf Registration Statement arose, (ii) the Exchange Offer Registration Statement has not been declared effective on or prior to the 180th day following the date of the original issuance of the Senior Discount Notes,
(iii) the Registered Exchange Offer has not been consummated on or prior to the later of the 45th day after the date on which the Exchange Offer Registration Statement was declared effective or the 210th day following the date of the original issuance of the Senior Discount Notes or the Shelf Registration Statement has not been declared effective on or prior to the 120th day following the date on which the obligation to file the Shelf Registration Statement arose, or (iv) after the Shelf Registration Statement has been declared effective, such Registration Statement thereafter ceases to be effective or usable in connection with resales of the Senior Discount Notes at any time that the Company and BCC are obligated to maintain the effectiveness thereof pursuant to the Registration Agreement (each such event referred to in clauses (i) through (iv) above being referred to herein as a "Registration Default"), interest (the "Special Interest") shall accrue (in addition to stated interest on the Senior Discount Notes) from and including the date on which the first such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured, at a rate per annum equal to 0.25% of the Accreted Value of the Senior Discount Notes; provided, however, that such rate per annum shall increase by 0.25% per annum from and including the 91st day after the first such Registration Default (and each successive 91st day thereafter) unless and until all Registration Defaults have been cured; provided further, however, that in no event shall the Special Interest accrue at a rate in excess of 1.00% per annum. The Special Interest will be payable in cash semiannually in arrears each February 1 and August 1.

2.  Method of Payment

                  The Company and BCC will pay interest on the Senior Discount Notes (except defaulted interest) to the Persons who are registered holders of Senior Discount Notes at the close of business on the January 15 or July 15 next preceding the interest payment date even if Senior Discount Notes are canceled after the record date and on or before the interest payment date. Holders must surrender Senior Discount Notes to a Paying Agent to collect Accreted Value payments. The Company will pay Accreted Value and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Senior Discount Notes represented by a Global Security (including Accreted Value, premium and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company. The Company will make all payments in respect of a certificated Senior Discount Note (including Accreted Value, premium and interest), by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Senior Discount Notes may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount at maturity of Senior Discount Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3.  Paying Agent and Registrar

                  Initially, State Street Bank and Trust Company, a Massachusetts trust company (the "Trustee"), will act as Paying Agent and Registrar. The Company and BCC may appoint and change any Paying Agent, Registrar or co-registrar without notice. The Company and BCC or any of the Company's domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4.  Indenture

                  The Company and BCC issued the Senior Discount Notes under an Indenture dated as of February 2, 1999 (the "Indenture"), among the Company, BCC and the Trustee. The terms of the Senior Discount Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Indenture (the "TIA"). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Senior Discount Notes are subject to all such terms, and Securityholders are referred to the Indenture and the TIA for a statement of those terms.

                  The Senior Discount Notes are senior unsecured obligations of the Company and BCC limited to $200,000,000 aggregate gross proceeds (subject to Sections 2.01 and 2.08 of the Indenture). This Senior Discount Note is one of the Original Senior Discount Notes referred to in the Indenture issued in an aggregate principal amount at maturity of $275,000,000 (aggregate gross proceeds of $175,021,000). The Senior Discount Notes include the Original Senior Discount Notes, up to an aggregate gross proceeds of $24,979,000 additional Initial Senior Discount Notes that may be issued under the Indenture, and any Exchange Senior Discount Notes issued in exchange for Initial Senior Discount Notes. The Original Senior Discount Notes, such additional Initial Senior Discount Notes and the Exchange Senior Discount Notes are treated as a single class of securities under the Indenture. The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to, among other things, make certain Investments and other Restricted Payments, pay dividends and other distributions, incur indebtedness, enter into consensual restrictions upon the payment of certain dividends and distributions by such Restricted Subsidiaries, enter into or permit certain transactions with Affiliates, create or incur Liens and make Asset Dispositions. The Indenture also imposes limitations on the ability of the Company and BCC to consolidate or merge with or into any other Person or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of the Property of the Company and BCC. These limitations are subject to significant exceptions, and most would cease to be effective while the Senior Discount Notes have an Investment Grade Rating.

5.  Redemption

                  (a) Except as set forth below, the Senior Discount Notes may not be redeemed prior to February 1, 2004. On and after that date, the Company and BCC may redeem the Senior Discount Notes in whole at any time or in part from time to time at the following redemption prices

(expressed in percentages of Accreted Value), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the date of redemption), if redeemed during the 12-month period beginning on or after February 1 of the years set forth below:


Period

2004
2005
2006
2007 and thereafter
Redemption
  Price

104.625%
103.083%
101.542%
100.000%

                  Notwithstanding the foregoing, on or prior to February 1, 2002, the Company and BCC may redeem up to 35% of the original aggregate principal amount at maturity of the Senior Discount Notes issued with the net cash proceeds to the Company from one or more Equity Offerings, at a redemption price equal to 109.250% of the Accreted Value thereof, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that it on or prior to the date of redemption); provided, however, that after giving effect to any such redemption, at least 65% of the original aggregate principal amount at maturity of the Senior Discount Notes remains outstanding. Any such redemption shall be made within 75 days of such Equity Offering.

                  (b) Notwithstanding the foregoing, in the event that the Funding Conditions are not satisfied on or prior to April 30, 1999 or the Contribution Agreement is terminated prior to such date, then the Company and BCC will redeem all the Senior Discount Notes at a redemption price in cash equal to 101% of the aggregate Accreted Value plus accrued and unpaid interest, if any, to the Mandatory Redemption Date.

                  The "Mandatory Redemption Date" means the earlier of (a) May 14, 1999, in the event that the Funding Conditions are not satisfied by April 30, 1999, and (b) the 15th day (or if such day is not a Business Day, the next following Business Day) following the termination of the Contribution Agreement.

                  The "Funding Conditions" mean the occurrence of the following events:

                  (i) the consummation of the TCI Transactions, as contemplated throughout this Offering Memorandum, in accordance with the terms of the Contribution Agreement (and the related agreements referenced therein); provided that the terms of such transactions and the assets and businesses combined pursuant thereto conform in all material respects to the descriptions thereof contained throughout this Offering Memorandum (subject to any changes contemplated therein),

                  (ii) the funding of the capital contribution by Blackstone in an aggregate amount of not less than $136.5 million,

                  (iii) the conditions to the closing under the Contribution Agreement (and the related agreements referenced therein) shall have been satisfied or waived and

                  (iv) the availability under the New Credit Facility of an aggregate amount of not less than $600.0 million and borrowings thereunder necessary to effect the TCI Transactions as contemplated throughout this Offering Memorandum, provided that the terms of the New Credit Facility conform in all material respects to the descriptions thereof contained throughout this Offering Memorandum.

6.  Sinking Fund

                  The Senior Discount Notes are not subject to any sinking fund.

7.  Notice of Redemption

                  Notice of optional redemption pursuant to paragraph 5(a) will be mailed by first-class mail at least 30 days but not more than 60 days before the redemption date, and notice of mandatory redemption pursuant to paragraph 5(b) will be mailed promptly after the occurrence of the event triggering such redemption but in no event less than 10 days prior to the Mandatory Redemption Date, in each case, to each Holder of Senior Discount Notes to be redeemed at his or her registered address. Senior Discount Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000. If money sufficient to pay the redemption price of and accrued and accreted interest on all Senior Discount Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue and accrete on such Senior Discount Notes (or such portions thereof) called for redemption.

8. Repurchase of Securities at the Option of Holders upon Change of Control

                  Upon a Change of Control, any Holder of Senior Discount Notes will have the right, subject to certain conditions specified in the Indenture, to cause the Company to repurchase all or any part of the Senior Discount Notes of such Holder at a purchase price equal to 101% of the Accreted Value of the Senior Discount Notes to be repurchased plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the date of purchase) as provided in, and subject to the terms of, the Indenture.


9.  Denominations; Transfer; Exchange

                  The Senior Discount Notes are in registered form without coupons in denominations of $1,000 and whole multiples of $1,000. A Holder may transfer or exchange Senior Discount Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Senior Discount Notes selected for redemption (except, in the case of a Senior Discount Note to be redeemed in part, the portion of the Senior Discount Note not to be redeemed) or to transfer or exchange any Senior Discount Notes for a period of 15 days prior to a selection of Senior Discount Notes to be redeemed or 15 days before an interest payment date.

10.  Persons Deemed Owners

                  The registered Holder of this Senior Discount Note may be treated as the owner of it for all purposes.

11.  Unclaimed Money

                  If money for the payment of Accreted Value or interest remains unclaimed for two years, the Trustee or

Paying Agent shall pay the money back to the Company and BCC at its written request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and BCC and not to the Trustee for payment.

12.  Discharge and Defeasance

                  Subject to certain conditions, the Company and BCC at any time may terminate some of or all its obligations under the Senior Discount Notes and the Indenture if the Company or BCC deposits with the Trustee money or U.S. Government Obligations for the payment of Accreted Value and interest on the Senior Discount Notes to redemption or maturity, as the case may be.

13.  Amendment, Waiver

                  Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Senior Discount Notes may be amended without prior notice to any Securityholder but with the written consent of the Holders of at least a majority in aggregate principal at maturity amount of the outstanding Senior Discount Notes and (ii) any default or noncompliance with any provision may be waived with the written consent of the Holders of at least a majority in principal amount at maturity of the outstanding Senior Discount Notes. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder of Senior Discount Notes, the Company, BCC and the Trustee may amend the Indenture or the Senior Discount Notes (i) to cure any ambiguity, omission, defect or inconsistency; (ii) to comply with Article V of the Indenture; (iii) to provide for uncertificated Senior Discount Notes in addition to or in place of certificated Senior Discount Notes; (iv) to add Guarantees with respect to the Senior Discount Notes; (v) to reflect the release pursuant to the terms of the Indenture of a Restricted Subsidiary from its obligations with respect to a Subsidiary Guarantee; (vi) to secure the Senior Discount Notes; (vii) to add additional covenants or to surrender rights and powers conferred on the Company;
(viii) to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA; or (ix) to make any change that does not adversely affect the rights of any Securityholder.

14.  Defaults and Remedies

                  If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount at maturity of the Senior Discount Notes then outstanding, subject to certain limitations, may declare all the Senior Discount Notes to be immediately due and payable. Certain events of bankruptcy or insolvency are Events of Default and shall result in the Senior Discount Notes being immediately due and payable upon the occurrence of such Events of Default without any further act of the Trustee or any Holder.

                  Holders of Senior Discount Notes may not enforce the Indenture or the Senior Discount Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Senior Discount Notes unless it receives reasonable indemnity or security. Subject to certain limitations, Holders of a majority in aggregate principal amount at maturity of the Senior Discount Notes then outstanding may direct the Trustee in its exercise of any trust or power under the Indenture. The Holders of a majority in aggregate principal amount at maturity of the Senior Discount Notes then outstanding, by written notice to the Company and the Trustee, may rescind any declaration of acceleration and its consequences if the rescission would not conflict with any judgment or decree, and if all existing Events of Default have been cured or waived except nonpayment of Accreted Value or interest that has become due solely because of the acceleration.

15. Trustee Dealings with the Company and BCC

                  Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Senior Discount Notes and may otherwise deal with and collect obligations owed to it by the Company, BCC or their respective Affiliates and may otherwise deal with the Company, BCC or their respective Affiliates with the same rights it would have if it were not Trustee.

16.  No Recourse Against Others

                  A director, officer, employee or stockholder, as such, of the Company or BCC shall not have any liability for any obligations of the Company or BCC under the Senior Discount Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Senior Discount Note, each Securityholder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Senior Discount Notes.

17.  Authentication

                  This Senior Discount Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Senior Discount Note.

18.  Abbreviations

                  Customary abbreviations may be used in the name of a Securityholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

19.  Governing Law

                  THIS SENIOR DISCOUNT NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

20.  CUSIP Numbers

                  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company and BCC have caused CUSIP numbers to be printed on the Senior Discount Notes and have directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Securityholders. No representation is made as to the accuracy of such numbers either as printed on the Senior Discount Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

                  THE COMPANY AND BCC WILL FURNISH TO ANY HOLDER OF SENIOR DISCOUNT NOTES UPON WRITTEN REQUEST AND WITHOUT CHARGE TO THE HOLDER A COPY OF THE INDENTURE WHICH HAS IN IT THE TEXT OF THIS SENIOR DISCOUNT NOTE.

                                 ASSIGNMENT FORM



To assign this Senior Discount Note, fill in the form below:

I or we assign and transfer this Senior Discount Note to


         (Print or type assignee's name, address and zip code)

         (Insert assignee's soc. sec. or tax I.D. No.)


and irrevocably appoint        agent to transfer this Senior Discount Note on
the books of the Company. The agent may substitute another to act for him.


____________________________________________________________

Date: ________________ Your Signature: _____________________


____________________________________________________________
Sign exactly as your name appears on the other side of this Senior Discount
Note.

In connection with any transfer of any of the Senior Discount Notes evidenced by this certificate occurring prior to the expiration of the period referred to in Rule 144(k) under the Securities Act after the later of the date of original issuance of such Senior Discount Notes and the last date, if any, on which such Senior Discount Notes were owned by the Company, BCC or any Affiliate of the Company or BCC, the undersigned confirms that such Senior Discount Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

         (1)      [ ]      to the Company and BCC; or

         (2)      [ ]      pursuant to an effective registration
                           statement under the Securities Act of 1933;
                           or

         (3)      [ ]      to a "qualified institutional buyer" (as defined in
                           Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule
                           144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

         (4)      [ ]      outside the United States in an offshore
                           transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act of 1933; or

         (5)      [ ]      to an institutional "accredited investor" (as
                           defined in Rule 501(a)(1), (2), (3) or (7)
                           under the Securities Act of 1933) that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter can be obtained from the Trustee, the Company or
                           BCC); or

         (6)      [ ]      pursuant to another available exemption from
                           registration provided by Rule 144 under the Securities Act of 1933.

         Unless one of the boxes is checked, the Trustee will refuse to register any of the Senior Discount Notes evidenced by this certificate in the name of any person other than the registered holder thereof; provided, however, that if box (4), (5) or (6) is checked, the Trustee may require, prior to registering any such transfer of the Senior Discount Notes, such legal opinions, certifications and other information as the Company and BCC have reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

                                                       _________________________
                                                       Your Signature

Signature Guarantee:

Date: ______________________          __________________________
Signature must be guaranteed            Signature of Signature
by a participant in a                          Guarantee
recognized signature guaranty
medallion program or other
signature guarantor acceptable
to the Trustee

____________________________________________________________

                      [TO BE ATTACHED TO GLOBAL SECURITIES]

              SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

                  The initial principal amount at maturity of this Global
Security is $      . The following increases or decreases in this Global
Security have been made:

Date of                  Amount of decrease      Amount of increase      Principal Amount         Signature of
Exchange                 in Principal            in Principal            at Maturity of           authorized
                         Amount at Maturity      Amount at Maturity      this Global              signatory of
                         of this Global          of this Global          Security following       Trustee or
                         Security                Security                such decrease or         Securities
                                                                         increase                 Custodian

                       OPTION OF HOLDER TO ELECT PURCHASE


                           IF YOU WANT TO ELECT TO HAVE THIS SENIOR DISCOUNT
NOTE PURCHASED BY THE COMPANY AND BCC PURSUANT TO SECTION 4.07
(ASSET DISPOSITION) OR 4.13 (CHANGE OF CONTROL) OF THE INDENTURE, CHECK THE BOX:
                               [ ]

                           IF YOU WANT TO ELECT TO HAVE ONLY PART OF THIS
SENIOR DISCOUNT NOTE PURCHASED BY THE COMPANY AND BCC PURSUANT TO SECTION 4.07 OR 4.13 OF THE INDENTURE, STATE THE AMOUNT:

$


DATE: __________________ YOUR SIGNATURE: __________________
(SIGN EXACTLY AS YOUR NAME APPEARS ON THE OTHER SIDE OF THE
SENIOR DISCOUNT NOTE)


SIGNATURE GUARANTEE:_______________________________________
                                    SIGNATURE MUST BE GUARANTEED BY A
                                    PARTICIPANT IN A RECOGNIZED SIGNATURE
                                    GUARANTY MEDALLION PROGRAM OR OTHER
                                    SIGNATURE GUARANTOR ACCEPTABLE TO THE
                                    TRUSTEE.